Exhibit 99.1
Cost-U-Less Reports Earnings of 15 cents per share for First Quarter.

Bellevue, WA, May 14, 2007

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for its first fiscal quarter ending April 1, 2007 (Q1 2007).

Highlights for Q1 2007 were as follows:

•	EPS of $0.15 on net income of $0.6MM compared to EPS of $0.18 on net income of $0.8MM for the corresponding period a year ago (Q1 2006).

•	Operating income of $1.0MM compared to operating income of $1.3MM for Q1 2006.

•	EBITDA of $1.7MM compared to EBITDA of $1.9MM for Q1 2006 (see Appendix A).

•	Sales of $55.6MM compared to $54.7MM for Q1 2006.

•	Comparable store sales (stores open a full 13 months) increase of 2.1% over Q1 2006.

•	Completion of the sale-leaseback of the St Croix building contributing to cash balance of $11.5MM as of April 1, 2007.

“Looking at our store operations we exceeded our performance from a year ago,” said J. Jeffrey Meder, the Company’s President and CEO. “Our core stores continue to perform well, especially those in which we have made significant capital investments over the past couple of years, namely those in St Croix and St Thomas.”

General and administrative expenses increased 17 % to $1.9 million due primarily to an increase in professional service expenses related to dealings with two shareholder groups in an effort to avoid the expense and distraction of a possible proxy contest, costs associated with the implementation of new tax strategies, and work performed pursuant to the adoption of FIN 48.

The Company will hold a conference call to discuss its financial results on Monday, May 14, 2007, at 9:00 a.m. Pacific Time. The presentation will be broadcast live over the Internet in a listen-only mode through www.earnings.com. Hyperlinks to the webcast are available through www.costuless.com, www.streetevents.com and other financial websites. An on-demand replay of the webcast also will be available beginning at 3:00 p.m. Pacific Time, May 14, 2007, and subsequently will be archived and available at www.costuless.com for approximately 30 days.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213
Appendix A
(in thousands unless otherwise noted)
Non GAAP measures:

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. We believe EBITDA is an important non GAAP measure as it provides useful information. In addition, management uses such non GAAP measures internally to evaluate the Company's performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

	Q1 ended	Q1 ended
	4/01/07	4/2/06

Net income	$647	$758
Depreciation and amortization	671	562
Interest expense, net	46	106
Income taxes	345	430

EBITDA	$1,709	$1,856

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

13 Weeks Ended
	April 1, 2007	April 2, 2006

Net sales	$55,628	$54,692
Merchandise costs	45,016	44,493
Gross profit	10,612	10,199

Operating expenses:
Store	7,516	7,216
General and administrative	1,943	1,663
Store openings	113	14
Total operating expenses	9,572	8,893

Operating income	1,040	1,306

Other expense:
Interest expense, net	(46)	(106)
Other	(2)	(12)
Income before income taxes	992	1,188

Income tax provision	345	430
Net income	$647	$758

Earnings per common share:
Basic	$0.16	$0.19
Diluted	$0.15	$0.18

Weighted average common shares outstanding, basic.	4,029,285	3,997,839
Weighted average common shares outstanding, diluted	4,265,241	4,221,979

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	April 1, 2007	December 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$11,481	$7,420
Accounts receivable, net	897	1,133
Inventories, net	24,893	22,829
Other current assets	2,014	1,049
Total current assets	39,285	32,431

Buildings and equipment, net	16,658	20,881
Deposits and other assets	723	723

Total assets	$56,666	$54,035

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,115	$15,831
Accrued expenses and other liabilities	6,438	5,706
Current portion of long-term debt	267	267
Current portion of capital lease	316	311
Total current liabilities	24,136	22,115

Other long-term liabilities	1,643	1,576
Long-term debt, less current portion	1,677	1,744
Capital lease, less current portion	1,523	1,604
Total liabilities	28,979	27,039

Commitments and contingencies	—	—

Shareholders’ equity	27,687	26,996

Total liabilities and shareholders’ equity	$56,666	$54,035